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                                  EXHIBIT 10.5








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                            MANUFACTURING AGREEMENT


                                     Between

                          HARMAC MEDICAL PRODUCTS, INC.

                                        &

                                  UNIVEC, INC.

Effective December 4, 1996, Harmac Medical Products, Inc., 2201 Bailey Avenue, Buffalo, NY 14211-1797 and UNIVEC, Inc., 999 Franklin Avenue, Garden City, NJ 11530 agree to enter into a MANUFACTURING AGREEMENT whereby Harmac will assemble and package a single use syringe for UNIVEC.

1.   Length of Agreement:

     The length of the agreement is December 4, 1996 through December 31, 1997. Each year thereafter the agreement is automatically renewable for an additional calendar year unless either party notifies the other in writing within ninety (90) days of the end of the agreement period that it wishes to terminate the agreement.

2.   Pricing

     A.   Price for initial order (8,857,400 units; PO# 01318) is estimated at per thousand finished units. The price is made up of two components:

          o Packaging Materials                      *   per thousand units

          o Value Added Component                    *   per thousand units

          This price is subject to modification based on a review of the assumptions relating to throughput, labor requirements and scrap costs described in 2B., to be determined when the assembly machine is completed and qualified prior to starting production of the initial order.


     B.   The estimated price of   *   is based upon the following assumptions:

          o All components except packaging materials are to be supplied by UNIVEC and will meet agreed upon Product Specifications. Harmac will be notified in advance of any planned changes in specifications.

          o    Packaging material costs were based on estimates made by UNIVEC.

          o Assembly and packaging labor requirements were based on estimates provided by UNIVEC as follows:

               1. Assembly machine requires two (2) operators per 8-hour shift yielding 14,040 units per hour with a 90% efficiency factor.

               2. Packaging machine requires four (4) operators per 8-hour shift yielding 13,500 units per hour with a 90% efficiency factor.

               3.   Two (2) material handlers will be required per shift.

          o    Production scrap is estimated at 2.5% of Harmac's cost.

          o UNIVEC will be responsible for all costs associated with outside storage and handling of components and finished products.


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* Confidential treatment has been sought by the Company for the omitted portions and such material has been filed separately with the Commission.



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MANUFACTURING AGREEMENT                                                  Page 2
Harmac Medical Products, Inc.
& UNIVEC, Inc.



     C. If necessary, Harmac will revise pricing after the initial order for deliveries made during the balance of the agreement period, subject to approval by UNIVEC, to reflect actual costs incurred during production of the initial order, including packaging material costs. If Harmac revises the pricing for the balance of the agreement period, it will provide UNIVEC a letter explaining the increase or decrease in terms of assumptions affecting packaging materials and value added component (2A and 2B). In the event UNIVEC does not approve of price revisions, this agreement may be terminated by Harmac after completion of the initial order.

          After the first agreement period, prices will be adjusted annually by mutual consent of both parties.

3.   Payment Terms

     A. For the initial order, UNIVEC will advance Harmac an amount equal to 35% of the value of Harmac purchase commitments for Packaging Materials; advances to be made at the time Harmac makes purchase commitments. In addition UNIVEC will advance Harmac an amount equal to
          35% of the Value Added Component (   *   per thousand units) of the
          first month's shipments; advance shall be no less than $25,000 and is to be made prior to the first shipment of product.

     B. Terms of payment for product shall be net 30 days after the date of invoice. The maximum amount of accounts receivable from UNIVEC at any time shall be no greater than $50,000. Prices do not include sales, use, excise or similar taxes or tariffs or duties, all of which shall be the responsibility of UNIVEC.

     C.   Products shall be delivered F.O.B. Harmac plant of manufacture.

4.   Limited Warranty and Disclaimer

     A. Harmac warrants that all Products supplied will meet the Product Specifications for such products as provided in writing by UNIVEC and agreed to by Harmac.

          Additionally, Harmac warrants that procedures as documented by Harmac Quality Assurance Specifications will be executed and that such execution can be evidenced to UNIVEC's reasonable satisfaction.





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* Confidential treatment has been sought by the Company for the omitted portions and such material has been filed separately with the Commission.



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MANUFACTURING AGREEMENT                                                   Page 3
Harmac Medical Products, Inc.
& UNIVEC, Inc



     B. The foregoing warranty is in lieu of all other warranties, expressed or implied, AND NO OTHER WARRANTIES ARE GRANTED INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. If the Product does not conform to the warranty set forth herein, Harmac's sole liability and obligation shall be to replace the Product or refund the purchase price as Harmac may elect. Harmac's liability under the above warranty with respect to the Products or their use (including liability for negligence or otherwise) is limited exclusively to the remedies provided above and no other right or remedy will be available to UNIVEC or any other person. Harmac will in no event be liable to any person for any special, incidental or consequential damages to person or property arising from or under the above warranty or otherwise from or under the agreement, except to the extent mandated by applicable state law.

     C. UNIVEC shall have a period of thirty (30) days from the date of receipt to inspect and reject any shipment of Products on the grounds that it does not conform with the Product Specifications, provided UNIVEC confirms such non-compliance through generally acceptable quality control procedures. UNIVEC shall have the right to return any Product for which non-conformance to Product Specifications has been confirmed and receive, at its option, credit, replacement or refund. Products returned for failure to conform to the Specifications will not be accepted for credit unless the Products are returned in accordance with Harmac's instructions accompanied by an explanation of the nature of the failure that is satisfactory to Harmac.

5.   Confidentiality

     Harmac will keep confidential all information related to UNIVEC'S patents and manufacturing processes. This information includes knowledge discovered while implementing or providing manufacturing services to UNIVEC. UNIVEC also agrees to keep confidential all information and knowledge related to Harmac's manufacturing processes.

6.   Documentation

     All documentation relating to UNIVEC'S patents and manufacturing processes shall become the property of UNIVEC regardless of who produces the documentation.


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MANUFACTURING AGREEMENT                                                   Page 4
Harmac Medical Products, Inc.
& UNIVEC, Inc

7.   Insurance

     Both parties shall maintain adequate insurance coverage for workers' compensation, property, casualty and product liability. Policies will be available for inspection upon request. Certificates of insurance will be provided upon request and both parties agree to notify each other in the event of changes in coverage.

8.   UNIVEC Equipment

     Harmac will be responsible for both routine and preventative maintenance on equipment owned by UNIVEC and used by Harmac. UNIVEC will be responsible for costs associated with any design flaws in equipment and with normal wear and tear on equipment.

9.   Capacity

     Harmac will provide sufficient labor and floor space for one syringe line for the length of the agreement. A syringe line consists of a clip manufacturing station, an assembly station and a packaging station.

     UNIVEC will keep Harmac advised of plans to expand its assembly and packaging capacity by adding new syringe lines. UNIVEC shall provide Harmac with the right of first refusal to manage additional syringe lines and Harmac will respond within a reasonable time with its intentions to provide sufficient capacity to handle additional lines.

10.  Right to Inspect

     Harmac shall permit UNIVEC or its designee the right as reasonable requested to enter the manufacturing and storage facilities of Harmac during regular business hours to inspect and spot check Products, goods tools and molds, in order to confirm Harmac's compliance with the terms of this Agreement. Harmac shall make available an authorized representative of its organization to facilitate UNIVEC's exercise of the foregoing inspection rights.


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MANUFACTURING AGREEMENT                                                   Page 5
Harmac Medical Products, Inc.
& UNIVEC, Inc.

11.  Termination

     A. Right to Termination. In the event that either party breached, in any material respects, any of the terms of this Agreement or defaults in the performance of any of its duties or obligations hereunder, in any material respects, and such breach or default is not remedied within sixty (60) days after delivery of written notice of such breach or default, the other party may immediately terminate this Agreement by giving written notice of termination. In the event of the liquidation, bankruptcy, proceedings under a debtor's relief law, inability to meet debts as they mature or insolvency of either party, or in the event that either party's business or assets or any part thereof are seized or expropriated by judicial or governmental process, this agreement shall automatically terminate.

     B.   Effect of Termination

          Termination of this Agreement shall not relieve either party of any of its obligations which have matured as of the date of termination. Upon expiration or termination of this Agreement, all tooling, equipment, molds and/or other material owned by UNIVEC shall be crated and shipped to UNIVEC promptly as directed by UNIVEC and at UNIVEC's expense. In addition, all amounts owed to Harmac by UNIVEC will become due and payable immediately upon termination of the Agreement.

12.  Other Terms

     The Standard Terms and Conditions of Sale stated on the attached invoice shall apply to sales made pursuant to this Agreement. In the event of any conflict between the terms of this Agreement and such invoice, the terms of this Agreement shall control.

AGREED TO:

Harmac Medical Products, Inc.                  UNIVEC, Inc.

/s/ David L. Benton                            /s/ David Chabut

David L. Benton                                David Chabut
Chief Financial Officer                        Chief Financial Officer
Date: 12/4/96                                  Date: 1/7/97